ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP

                         1290 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK  10104
                               (212) 541-2000



                                June 21, 1999




Activision, Inc.
3100 Ocean Park Boulevard
Santa Monica, California  90405


Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Activision, Inc., a Delaware corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 421,959 shares of the Company's common stock, $.000001 par value per share (the "Common Stock"), reserved for issuance pursuant to the terms of Expert Software, Inc.'s Amended and Restated 1992 Stock Option Plan, 1997 Stock Option Plan for Directors and 1997 Stock Option Plan for Officers and Employees (the "Plans").

          We are familiar with the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined copies of the Plans, the Amended and Restated Agreement and Plan of Merger, dated as of April 19, 1999, among Expert Software, Inc., the Company and Expert Acquisition Corp.,the resolutions adopted by the Company's Board of Directors, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, evidence of corporate action, certificates and other instruments, and have made such other investigations of law and fact, as we have deemed necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, it is our opinion that the 421,959 shares of Common Stock reserved for issuance pursuant to the terms of the Plans have been duly authorized and, when issued in accordance with the terms of the Plans and in accordance with Awards that have been or may be granted under and in conformity with the Plans ("Awards") and upon payment of the purchase price therefor, if any, provided for any Common Stock issued pursuant to such Awards, will be validly issued, fully paid and non-assessable by the Company.
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          We hereby consent to the use of this opinion in the Registration
Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                   Very truly yours,

                                   /s/ Robinson Silverman Pearce
                                    Aronsohn & Berman LLP